Exhibit 10.1

EXECUTION VERSION

WARNING: The following actions may trigger Austrian stamp duty:

(a)	this document is signed in Austria;

(b)

the original, or a certified copy, of this document or of a Substitute Document (as defined below) (all such documents being “Stamp Duty Sensitive Documents”) is brought into Austria (including by way of fax and email); and/or

(c)	a Substitute Document is created in Austria.

“Substitute Document” means any signed document in writing by a party to this document (including further agreements, letters, faxes or email) referencing a Stamp Duty Sensitive Document (including other Substitute Documents) or the transactions documented in such Stamp Duty Sensitive Document.

Contact the legal department / legal advisors prior to making a reference to this Agreement or the transactions documented therein (including fax or email and even if the written reference is only for personal purposes and not directed to third parties) and obtain confirmation, that no stamp duty will be incurred by such action.

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is made and entered into as of August 11, 2025, by and among LIGAND PHARMACEUTICALS INCORPORATED, a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto (the “Lenders”), and CITIBANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the other Loan Parties, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of October 12, 2023 (as amended by that certain First Amendment to Credit Agreement dated as of July 8, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders committed to make certain loans and other financial accommodations to the Borrower upon the terms and conditions set forth therein;

WHEREAS, the Borrower has requested certain amendments to the Existing Credit Agreement as set forth herein; and

WHEREAS, the Administrative Agent and the Lenders party hereto (which constitute all Lenders party to the Existing Credit Agreement) are willing to amend the Existing Credit Agreement on the terms and conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, the Lenders and the Administrative Agent do hereby agree that the Preamble and Recitals are incorporated into this Amendment in their entirety, and that capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement and further agree as follows:

1. Acknowledgment of Obligations. The Borrower and each other Loan Party hereby acknowledge, confirm and agree that all credit extensions made under the Credit Agreement and the other Loan Documents prior to the date hereof, together with interest accrued and accruing thereon, and fees, costs, expenses and other charges owing by the Loan Parties to the Administrative Agent and Lenders under the Credit Agreement and the other Loan Documents, are unconditionally owing by the Loan Parties to the Administrative Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever except as such enforceability may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally or by general principles of equity (whether enforcement is sought by proceedings in equity or at law).

2. Amendments to Existing Credit Agreement. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions to effectiveness specified in Section 3 below, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages attached as Exhibit A hereto.

3. Amendment Effectiveness; Conditions Precedent. The effectiveness of this Amendment (including, without limitation, the amendments in Section 2 above), is subject to the Administrative Agent’s receipt of executed counterparts of this Amendment executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender and the Administrative Agent (the date of such satisfaction, the “Amendment Effective Date”). Without limiting the generality of the provisions of Section 9.03(c) of the Credit Agreement, for purposes of determining compliance with the condition specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment Effective Date specifying its objection thereto.

4. Reaffirmation.

(a) Each Guarantor confirms and reaffirms on its own behalf that the Guaranty contained in Article X (Continuing Guaranty) of the Credit Agreement and each Loan Document to which such Guarantor is a party (including, in the case of APEIRON Biologics GmbH, the separate Austrian law guarantee agreement dated December 20, 2024) shall, after giving effect to the amendments effected by this Amendment:

(i) continue in full force and effect and extend to the liabilities and obligations of each of the Guarantors under the Credit Agreement and the other Loan Documents (as amended and restated from time to time) subject only to the guarantee limitations set out in the Credit Agreement or relevant other Loan Document; and

(ii) continue to constitute legal, valid and binding obligations of the relevant Guarantor enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

(b) Each Loan Party confirms and reaffirms on its own behalf that after giving effect to the amendments effected by this Amendment, each of the security interests granted by it under any

Collateral Documents to which it is a party (including, without limitation, the Collateral Documents listed in Exhibit B (Existing Collateral Documents) to this Amendment):

(i) continues in full force and effect as security for the Secured Obligations under the Loan Documents, subject to the limitations set out in the relevant Collateral Documents; and

(ii) continue to constitute legal, valid and binding obligations of the relevant Loan Party (in each case to the extent it is a party to such Collateral Document) enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

5. Representations and Warranties. The Borrower and each other Loan Party hereby represents and warrants with and to the Administrative Agent and the Lenders as follows:

(a) Representations and Warranties. Before and after giving effect to this Amendment, (i) the representations and warranties of the Borrower and each other Loan Party contained in Article II or Article V of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except, if a qualifier relating to materiality, Material Adverse Effect or a similar concept applies, such representation or warranty is true and correct in all respects) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Sections 5.05(a) and (c), and Section 5.05(b) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and Section 6.01(b) of the Credit Agreement, respectively, and (ii) no Default or Event of Default has occurred and is continuing.

(b) Authorization; No Contravention. The execution and delivery of this Amendment (and any other Loan Documents executed and delivered in connection herewith) and performance by each Loan Party of this Amendment, the Credit Agreement and each other Loan Document executed and delivered in connection herewith to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of in any material respect, or the creation of (or the requirement to create) any Lien under, or require any payment to be made under (x) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Applicable Law in any material respect.

(c) Binding Effect. This Amendment has been, and each other Loan Document executed and delivered in connection herewith, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Amendment and the Credit Agreement constitutes, and each other Loan Document executed and delivered in connection herewith when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity.

6. Provisions of General Application.

(a) Effect of this Amendment. Except as expressly set forth herein, no other changes or modifications to the Credit Agreement or other Loan Documents, waivers by the Administrative Agent or Lenders of any Default or Event of Default or consent of the Administrative Agent or Lenders to any other transaction are intended or implied hereby, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by the Borrower and the other Loan Parties as of the effective date hereof. No novation shall result from this Amendment. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control.

(b) Compliance. The Administrative Agent and the Lenders hereby notify the Loan Parties that, effective from and after the date of this Amendment, the Administrative Agent and the Lenders intend to enforce all of the provisions of the Loan Documents and that the Administrative Agent and the Lenders expect that the Loan Parties will comply in all respects with the terms of the Loan Documents from and after this date.

(c) Costs and Expenses. The Loan Parties shall pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, but not limited to, the reasonable and documented fees, charges and disbursements of outside counsel for the Administrative Agent and its Affiliates (limited to one primary counsel to the Administrative Agent and its Affiliates (taken as a whole), and, if reasonably necessary, one additional local counsel in any relevant jurisdiction) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment (whether or not the transactions contemplated hereby shall be consummated) and any agreements delivered in connection with the transactions contemplated hereby, all in accordance with the terms and conditions set forth in Section 11.04 of the Credit Agreement.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successor and assigns to the extent such assignees are permitted assignees as provided in Section 11.06 of the Credit Agreement.

(e) Survival of Representations and Warranties. All representations and warranties made hereunder and in any other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf.

(f) Severability. If any provision of this Amendment is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Amendment shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(g) Reviewed by Attorneys. The Borrower and each other Loan Party represents and warrants to the Administrative Agent and the Lenders that it (i) understands fully the terms of this Amendment and the consequences of the execution and delivery of this Amendment, (ii) has been afforded an opportunity to have this Amendment reviewed by, and to discuss this Amendment and document executed in connection herewith with, such attorneys and other persons as such Loan Party may wish, and (iii) has entered into this Amendment and executed and delivered all documents in connection herewith of its own free will and accord and without threat, duress or other coercion of any kind by any Person. The parties hereto acknowledge and agree that neither this Amendment nor the other documents executed pursuant hereto shall be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Amendment and the other documents executed pursuant hereto or in connection herewith.

(h) Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial. Sections 11.14 and 11.15 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein mutatis mutandis.

(i) Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Amendment may be signed and transmitted by facsimile, portable document format (PDF), or other electronic means, and shall have the same effect as manually-signed originals and shall be binding on the Loan Parties, the Administrative Agent and the Lenders. Notwithstanding the foregoing, Administrative Agent may, in its sole and exclusive discretion, also require delivery of this Amendment, and any amendments or waivers hereto, with an original signature for its records. Without limiting the foregoing provisions of this Section 6(i), the provisions of Section 11.18 of the Credit Agreement shall be applicable to this Amendment.

(j) Entire Agreement. This Amendment, together with all the Loan Documents executed and delivered in connection herewith (collectively, the “Relevant Documents”), sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relating to such subject matter. No promise, condition, representation or warranty, express or implied, not set forth in the Relevant Documents shall bind any party hereto, and no such party has relied on any such promise, condition, representation or warranty. Each of the parties hereto acknowledges that, except as otherwise expressly stated in the Relevant Documents, no representations, warranties or commitments, express or implied, have been made by any party to the other with respect to the subject matter hereof. None of the terms or conditions of this Amendment may be changed, modified, waived or canceled orally or otherwise, except in writing and in accordance with Section 11.01 of the Credit Agreement.

[Remainder of page intentionally blank; next page is signature page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

LIGAND PHARMACEUTICALS INCORPORATED, as the Borrower

By:	/s/ Octavio Espinoza
Name:	Octavio Espinoza
Title:	Chief Financial Officer

CYDEX PHARMACEUTICALS, INC., as a Guarantor

By:	/s/ Octavio Espinoza
Name:	Octavio Espinoza
Title:	Chief Financial Officer

METABASIS THERAPEUTICS, INC., as a Guarantor

By:	/s/ Octavio Espinoza
Name:	Octavio Espinoza
Title:	Chief Financial Officer

PFENEX INC., as a Guarantor

By:	/s/ Octavio Espinoza
Name:	Octavio Espinoza
Title:	Chief Financial Officer

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT – LIGAND PHARMACEUTICALS INCORPORATED]

APEIRON BIOLOGICS GmbH, an Austrian limited liability company (Gesellschaft mit beschränkter Haftung) registered with the Austrian companies register under the number FN 242223 k and with the registered address Campus-Vienna-Biocenter 5, 1030 Vienna, Austria, as a Guarantor

By:	/s/ Andrew Reardon
Name:	Andrew Reardon
Title:	Managing Director
Place:	Outside of Austria

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT – LIGAND PHARMACEUTICALS INCORPORATED]

CITIBANK, N.A., individually as a Lender and as Administrative Agent

By:	/s/ Peter Sidari
Name:	Peter Sidari
Title:	Authorized Signer

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT – LIGAND PHARMACEUTICALS INCORPORATED]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Kenneth Wong
Name:	Kenneth Wong
Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT – LIGAND PHARMACEUTICALS INCORPORATED]

EXHIBIT A

Credit Agreement

(See attached.)

CONFORMED CREDIT AGREEMENT THROUGH SECOND AMENDMENT DATED AUGUST 11, 2025

CREDIT AGREEMENT

Dated as of October 12, 2023

among

LIGAND PHARMACEUTICALS INCORPORATED,

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER PARTY HERETO,

as the Guarantors,

CITIBANK, N.A.,

as Administrative Agent, Swingline Lender and

L/C Issuer,

and

THE LENDERS PARTY HERETO

************************************************

CITIBANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~39~~40
1.03	Accounting Terms	~~40~~41
1.04	Rounding	~~41~~42
1.05	Times of Day	~~41~~42
1.06	Letter of Credit Amounts	~~41~~42
1.07	Interest Rates	~~41~~42
1.08	UCC Terms	~~42~~43

ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS		~~42~~43

2.01	Loans	~~42~~43
2.02	Borrowings, Conversions and Continuations of Loans	~~42~~43
2.03	Letters of Credit	~~44~~45
2.04	Swingline Loans	~~52~~53
2.05	Prepayments	~~54~~55
2.06	Termination or Reduction of Commitments	~~56~~57
2.07	Repayment of Loans	57
2.08	Interest and Default Rate	~~57~~58
2.09	Fees	~~57~~58
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	~~58~~59
2.11	Evidence of Debt	~~59~~60
2.12	Payments Generally; Administrative Agent’s Clawback	~~59~~60
2.13	Sharing of Payments by Lenders	~~61~~62
2.14	Cash Collateral	~~62~~63
2.15	Defaulting Lenders	~~63~~64
2.16	Increase in Revolving Facility	~~65~~66

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~67~~68

3.01	Taxes	~~67~~68
3.02	Illegality	~~71~~72
3.03	Inability to Determine Rates	~~72~~73
3.04	Increased Costs	~~74~~75
3.05	Compensation for Losses	~~75~~76
3.06	Mitigation Obligations; Replacement of Lenders	~~75~~76
3.07	Survival	~~76~~77

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~76~~77

4.01	Conditions of Initial Credit Extension	~~76~~77
4.02	Conditions to all Credit Extensions	~~78~~79

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~79~~80

5.01	Existence, Qualification and Power	~~79~~80
5.02	Authorization; No Contravention	~~79~~80
5.03	Governmental Authorization; Other Consents	~~80~~81
5.04	Binding Effect	~~80~~81
5.05	Financial Statements; No Material Adverse Effect	~~80~~81
5.06	Litigation	~~81~~82

i

5.07	No Default	~~81~~82
5.08	Ownership of Property	~~81~~82
5.09	Environmental Matters	~~81~~82
5.10	Insurance~~.~~	~~81~~82
5.11	Taxes	~~82~~83
5.12	ERISA Compliance	~~82~~83
5.13	Margin Regulations; Investment Company Act	~~83~~84
5.14	Disclosure	~~83~~84
5.15	Compliance with Laws	~~84~~85
5.16	Solvency	~~84~~85
5.17	Sanctions Concerns and Anti-Corruption Laws	~~84~~85
5.18	Responsible Officers	~~84~~85
5.19	Subsidiaries; Equity Interests; Loan Parties	~~84~~85
5.20	Collateral Representations	~~85~~86
5.21	EEA Financial Institutions	~~86~~88
5.22	Covered Entities	~~87~~88
5.23	Beneficial Ownership Certification	~~87~~88
5.24	Intellectual Property; Licenses; Etc.	~~87~~88
5.25	Labor Matters	~~87~~88
5.26	Regulatory Matters	~~87~~88

ARTICLE VI AFFIRMATIVE COVENANTS		~~89~~90

6.01	Financial Statements	~~89~~90
6.02	Certificates; Other Information	~~90~~91
6.03	Notices	~~93~~95
6.04	Payment of Obligations	~~94~~95
6.05	Preservation of Existence, Etc.	~~95~~96
6.06	Maintenance of Properties	~~95~~96
6.07	Maintenance of Insurance	~~95~~96
6.08	Compliance with Laws	~~96~~97
6.09	Books and Records	~~96~~97
6.10	Inspection Rights	~~96~~97
6.11	Use of Proceeds	~~97~~98
6.12	Material Contracts	~~97~~98
6.13	Covenant to Guarantee Obligations	~~97~~98
6.14	Covenant to Give Security	~~97~~99
6.15	Compliance with Environmental Laws	~~100~~101
6.16	Anti-Corruption Laws; Sanctions	~~100~~101
6.17	Further Assurances	~~100~~101
6.18	Flood Insurance Matters	~~101~~102
6.19	Post-Closing Matters	~~101~~102

ARTICLE VII NEGATIVE COVENANTS		~~102~~103

7.01	Liens	~~102~~103
7.02	Indebtedness	~~104~~105
7.03	Investments	~~107~~108
7.04	Fundamental Changes	~~109~~110
7.05	Dispositions	~~110~~111
7.06	Restricted Payments	~~111~~112
7.07	Change in Nature of Business	~~112~~114
7.08	Transactions with Affiliates	~~112~~114
7.09	Burdensome Agreements	~~113~~114

7.10	Use of Proceeds	~~113~~115
7.11	Financial Covenants	~~114~~115
7.12	Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes	~~114~~115
7.13	Sale and Leaseback Transactions	~~114~~116
7.14	Prepayments, Etc. of Indebtedness	~~114~~116
7.15	Amendment, Etc. of Indebtedness	~~115~~116
7.16	Sanctions	~~115~~117
7.17	Anti—Corruption Laws	~~115~~117

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~116~~117

8.01	Events of Default	~~116~~117
8.02	Remedies upon Event of Default	~~118~~120
8.03	Application of Funds	~~119~~120

ARTICLE IX ADMINISTRATIVE AGENT		~~120~~121

9.01	Appointment and Authority	~~120~~121
9.02	Rights as a Lender	~~121~~122
9.03	Exculpatory Provisions	~~121~~122
9.04	Reliance by Administrative Agent	~~122~~124
9.05	Delegation of Duties	~~122~~124
9.06	Resignation of Administrative Agent	~~123~~124
9.07	Non-Reliance on Administrative Agent, the Arranger and the Other Lenders	~~124~~126
9.08	No Other Duties, Etc.	~~125~~126
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	~~125~~126
9.10	Collateral and Guaranty Matters	~~126~~128
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	~~127~~129
9.12	Certain ERISA Matters	~~127~~129
9.13	Recovery of Erroneous Payments	~~128~~130

ARTICLE X CONTINUING GUARANTY		~~131~~133

10.01	Guaranty	~~131~~133
10.02	Rights of Lenders	~~132~~134
10.03	Certain Waivers	~~132~~134
10.04	Obligations Independent	~~133~~134
10.05	Subrogation	~~133~~134
10.06	Termination; Reinstatement	~~133~~135
10.07	Stay of Acceleration	~~133~~135
10.08	Condition of Borrower	~~133~~135
10.09	Appointment of Borrower	~~134~~135
10.10	Right of Contribution	~~134~~135
10.11	Keepwell	~~134~~136

ARTICLE XI MISCELLANEOUS		~~134~~136

11.01	Amendments, Etc.	~~134~~136
11.02	Notices; Effectiveness; Electronic Communications	~~136~~138
11.03	No Waiver; Cumulative Remedies; Enforcement	~~139~~140
11.04	Expenses; Indemnity; Damage Waiver	~~139~~141
11.05	Payments Set Aside	~~141~~143
11.06	Successors and Assigns	~~142~~143
11.07	Treatment of Certain Information; Confidentiality	~~147~~149
11.08	Right of Setoff	~~149~~150

11.09	Interest Rate Limitation	~~149~~151
11.10	Integration; Effectiveness	~~150~~151
11.11	Survival of Representations and Warranties	~~150~~151
11.12	Severability	~~150~~152
11.13	Replacement of Lenders	~~150~~152
11.14	Governing Law; Jurisdiction; Etc.	~~151~~153
11.15	Waiver of Jury Trial	~~152~~154
11.16	Subordination	~~153~~154
11.17	No Advisory or Fiduciary Responsibility	~~153~~155
11.18	Electronic Execution; Electronic Records; Counterparts	~~154~~155
11.19	USA Patriot Act Notice	~~155~~156
11.20	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~155~~157
11.21	Acknowledgement Regarding Any Supported QFCs	~~155~~157

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of October 12, 2023, among Ligand Pharmaceuticals Incorporated, a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), and CITIBANK, N.A., as Administrative Agent, Swingline Lender and L/C Issuer.

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lenders, the Swingline Lender and the L/C Issuer make loans and other financial accommodations to the Borrower in an aggregate amount of up to, as of the First Amendment Effective Date, $~~75,000,000~~125,000,000 .

WHEREAS, the Lenders, the Swingline Lender and the L/C Issuer have agreed to make such loans and other financial accommodations to the Loan Parties on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.

“Additional Secured Obligations” means (a) all obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements, (b) all obligations arising under bilateral letters of credit issued by any Lender or any Affiliate of a Lender, and (c) all documented costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of outside counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

“Adjusted Covenant Period” has the meaning specified in Section 7.11(b).

1

(vii) any non-cash losses (net of gains) associated with changes in foreign currency exchange rates;

(viii) adjustments pursuant to GAAP resulting from purchase accounting in relation to Investments not prohibited by this Agreement, or the amortization or write-off of any amounts thereof, net of Taxes, in each case, which does not represent a cash item in such period or any future period,

(ix) any non-cash losses (net of gains) related to non-operational hedging, including, without limitation, resulting from hedging transactions for (x) interest rate risks associated with this Agreement, or (y) Convertible Notes,

(x) to the extent actually received and not already included in Consolidated Net Income, proceeds of business interruption insurance,

(xi) costs and expenses incurred pursuant to any management equity plan, stock option plan, or other management employee benefit plan, to the extent such costs or expenses are either non-cash or are funded with net cash proceeds of the issuance of Equity Interests by Borrower or such Subsidiary or is funded with net cash proceeds contributed by the relevant Person as a capital contribution,

(xii) losses and expenses associated with the reevaluation of earnouts, milestones, contingent or deferred payments or other similar contingent obligations incurred in connection with Permitted Acquisitions or any other Investment not prohibited by this Agreement (including upfront, earnout or milestone payments),

(xiii) one-time non-recurring payments and expenses (including rationalization, legal, tax, structuring and other fees, costs and expenses and non-operating or non-recurring professional fees, costs and expenses related thereto), related to Acquisitions, Investments, Dispositions, issuances of Equity Interests and issuances, amendments, modifications, refinancings or repayments of Indebtedness (including, any such transaction undertaken but not completed and to the extent paid within 12 months of the effectiveness of such transaction (or the date such transaction fails to be completed, as the case may be)); provided that the aggregate amount added back pursuant to this clause (xiii) together with clauses (iii) and (iv) above shall not exceed 10% of Consolidated EBITDA for any Measurement Period (prior to giving effect to the addbacks set forth in this clause (xiii) and clauses (iii) and (iv) above),

(xiv) any non-recurring charges, costs, losses, fees and expenses directly incurred or paid directly as a result of discontinued, disposed, abandoned operations, product lines, divested joint ventures, divested investments or any sale or disposition of any asset of the Borrower or any of its Subsidiaries,

(xv) all transaction fees, charges and other amounts related to the Loan Documents and any amendment or other modification to the Loan Documents~~,~~ in each case to the extent paid within twelve (12) months of the Closing Date or the effectiveness of such amendment or other modification, less (c) without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such period, non-cash gains (excluding any such non-cash gains to the extent (i) there were cash gains with respect to such gains in past income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso, (d) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries, (e) the net income (or loss) of any Subsidiary that is not a wholly-owned Subsidiary of the Borrower to the extent such net income (or loss) is attributable to the minority interest in such Subsidiary) and (f) any gains or losses (less all fees and expenses chargeable thereto) attributable to any sales or dispositions of assets (including asset retirement costs) or of returned surplus assets, in each case, not in the ordinary course of business.

“Consolidated Senior Secured Funded Indebtedness” means, as of any date of determination, all Consolidated Funded Indebtedness at such time that is not subordinated in right of payment to the Secured Obligations (including, for the avoidance of doubt, Indebtedness outstanding under this Agreement) outstanding as of such date and which is secured by a Lien on any assets of Borrower or any of its Subsidiaries.

“Consolidated Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Funded Indebtedness as of such date, less Unrestricted Cash as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Consolidated Total Assets” means the aggregate amount of all current and long-term assets of a Person and its Subsidiaries, on a Consolidated basis.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date, less Unrestricted Cash as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to a Qualifying Control Agreement.

“Convertible Indebtedness Documents” means, collectively, any Convertible Note Indenture and the Convertible Notes.

“Convertible Note Indenture” means any indenture or purchase agreement entered into by the Borrower in connection with Convertible Notes or a Permitted Convertible Note Refinancing.

political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Sections 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“FDA Laws” means Laws regulating drugs and pharmaceutical Products and product development, including the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq., the Prescription Drug Marketing Act of 1987, the federal Controlled Substances Act, 21 U.S.C. §801 et seq., and policies and guidances issued by the FDA as amended from time to time.

“FDA Permits” has the meaning set forth in Section 5.26(a).

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means, together, (i) that certain letter agreement, dated as of June 7, 2023, among the Borrower, the Administrative Agent and the Arranger, and (ii) that certain letter agreement, dated ~~July 8, 2024~~as of the First Amendment Effective Date, among the Borrower, the Administrative Agent and the Arranger.

“First Amendment Effective Date” means July 8, 2024.

“Permitted Acquisition Certificate” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Permitted Bond Hedge Transaction” means any bond hedge, call or capped call option (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) purchased by Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided, that the purchase price of any such Permitted Bond Hedge Transaction is made with, and the purchase price thereof less the proceeds received by Borrower from the sale of any substantially concurrent Permitted Warrant Transaction, shall not exceed, the net proceeds received by Borrower from the issuance of such Permitted Convertible Indebtedness and issued in connection with such Permitted Bond Hedge Transaction; provided further that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).

“Permitted Convertible Indebtedness” means any Convertible Notes permitted hereunder and Permitted Convertible Note Refinancings.

“Permitted Convertible Note Refinancing” means Indebtedness constituting a refinancing or extension of the Convertible Notes that (a) does not have a maturity date prior to the Revolving Credit Termination Date or require any payment of principal in respect thereof in any manner materially different from the repayment requirements set forth in the Convertible Notes, (b) does not require or permit any cash payment of interest in respect thereof at a rate in excess of the then prevailing market rate payable by a similarly situated corporate issuer issuing similar convertible indebtedness, (c) is not supported by guaranties that are more favorable than the guaranties supporting the Obligations, (d) does not require representations, warranties, covenants or events of default that are more restrictive, taken as a whole, than those set forth herein, (e) does not contain a cross-default to any Loan Document (other than the occurrence of an Event of Default under Sections 8.01(a), to the extent such Event of Default is not discharged, cured, rescinded or annulled within a period of thirty (30) days after notice of its occurrence) and (f) is unsecured.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Transfers” means (a) Dispositions of inventory and equipment in the ordinary course of business (including, without limitation, Dispositions of inventory and equipment from one Subsidiary to another, which transactions shall be on an arms-length basis unless the transferor and the transferee are both Loan Parties); (b) Dispositions of property to the Borrower or any of its respective Subsidiaries; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (e) the sale or disposition of Cash Equivalents for fair market value; (f) licensing and cross-licensing arrangements involving any technology or Intellectual Property of the Borrower or any Subsidiary in the ordinary course of business which does not materially restrict the ability of the Borrower or any Subsidiary to use such technology or Intellectual Property so licensed; (g) terminations or unwinds of Swap Contracts; (h) Dispositions of real estate assets and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, managers or consultants of the Borrower, the Borrower and/or any Subsidiary;

and (i) Dispositions made to comply with any order or any agency of the U.S. federal government, any state, authority or other regulatory body or any applicable Requirement of Law.

“ Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Borrower’s common stock (or other securities or property following a merger event or other change of the common stock of Borrower) sold by Borrower substantially concurrently with any purchase by Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the Borrower in good faith).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pfenex” means Pfenex Inc., a Delaware corporation.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained by the Borrower or any ERISA Affiliate for the benefit of any of its employees or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02(p).

“Pledged Equity” has the meaning specified in the Security Agreement.

“Products” means any product that is manufactured, distributed, marketed or sold, or is currently under preclinical or clinical development, as applicable.

“Pro Forma Basis” and “Pro Forma Effect” means, for any Disposition of all or substantially all of a division or a line of business or for any Acquisition, whether actual or proposed (each, a “Specified Transaction”), for purposes of determining compliance with a ratio, test or covenant or other calculations (including measurements of Consolidated EBITDA), each such Specified Transaction or proposed Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred on and as of the first day of the relevant Measurement Period and subject to the following pro forma adjustments shall be made:

(a) in the case of an actual or proposed Disposition, all income statement items (whether positive or negative) attributable to the line of business or the Person subject to such Disposition shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period;

(b) in the case of an actual or proposed Acquisition, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition shall be included in the results of the Borrower and its Subsidiaries for such Measurement Period;

(c) interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Borrower and its Subsidiaries for such Measurement Period; and

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Revolving Exposures representing more than 50% of the Total Revolving Exposures of all Lenders; provided that if there are two or more Lenders, then Required Lenders shall be at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender). The Total Revolving Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swingline Lender or the L/C Issuer, as the case may be, in making such determination; provided further that, this definition is subject to Section 3.03.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or controller of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01(b), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares or membership rights (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Borrower or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, seller notes or other similar obligations and (e) any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance sinking fund or similar payment with respect to, the Convertible Notes, Permitted Warrant Transactions, Permitted Bond Hedge Transactions, or any Permitted Convertible Note Refinancings.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Revolving Commitment of all of the Revolving Lenders on the ~~Closing~~First Amendment Effective Date shall be $~~75,000,000~~125,000,000.

“Revolving Credit Termination Date” means the earlier of (i) October 12, 2026 and (ii) the Springing Maturity Date; provided that if such date is not a Business Day, the Revolving Credit Termination Date shall be the next preceding Business Day.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction or other economic or restrictive measures enacted, administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date by and among the Loan Parties, the Administrative Agent and the Lenders.

“ Second Amendment Effective Date” means August 11, 2025.

“Secured Cash Management Agreement” means any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract required by or not prohibited under Article VI or VII between any Loan Party and any of its Subsidiaries and any Hedge Bank. Notwithstanding the foregoing and for the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall be considered a Secured Hedge Agreement.

“Secured Obligations” means all Obligations and all Additional Secured Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Securities Act” means the Securities Act of 1933, including all amendments thereto and regulations promulgated thereunder.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent by each of the Loan Parties.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date, determined in accordance with GAAP.

“Social Security Act” means the Social Security Act of 1965.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means, 0.10% (ten basis points).

“Solvency Certificate” means a solvency certificate in substantially in the form of Exhibit I.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Intra-Group Loan Agreements” has the meaning specified in Section 7.02(t).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).

“Specified Existing Pelican Products” means, collectively Rylaze™ recombinant asparaginase, Pneumosil® pneumococcal polysaccharide conjugate vaccine, Vaxneuvance™ pneumococcal polysaccharide conjugate vaccine, Alvogen™ Teriparatide injection, MenFive®, JZP-431, SPRX-001, SPRX-002 and SPRX-003.

“Specified Transaction” has the meaning specified in the definition of “Pro Forma Basis”.

“Springing Maturity Date” means the date that is ninety-one (91) days prior to the stated maturity of any of the Convertible Notes.

“Subordinated Indebtedness” means any unsecured Indebtedness owing to a Person that is subordinated in right of payment to the prior payment of the Secured Obligations pursuant to subordination provisions approved in writing by the Administrative Agent in its reasonable discretion, which Indebtedness shall have interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are acceptable in form and substance to the Administrative Agent and which subordination provisions shall contain restrictions on enforcement, restrictions on payment, subordination terms, and other material terms that are reasonably acceptable in form and substance to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Successor Rate” has the meaning specified in Section 3.03(b).

“Supported QFC” has the meaning specified in Section 11.21.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, ~~and~~ (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement, (c) any Permitted Bond Hedge Transaction, and (d) any Permitted Warrant Transaction.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

(i) Revolving Outstandings. If for any reason the Total Revolving Outstandings at any time exceed the Revolving Facility at such time, the Borrower shall, immediately upon notice from the Administrative Agent, prepay Revolving Loans, Swingline Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Revolving Facility at such time.

(ii) Application of Other Payments. Except as otherwise provided in Section 2.15, prepayments of the Revolving Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swingline Loans, second, shall be applied to the outstanding Revolving Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the L/C Issuer or the Revolving Lenders, as applicable.

Within the parameters of the applications set forth above, prepayments pursuant to this Section 2.05(b) shall be applied first to Base Rate Loans and then to Term SOFR Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit or the Swingline Sublimit, without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Letter of Credit Sublimit~~.~~; provided, further that a notice of termination of commitments to result in the Facility Termination Date pursuant to this Section 2.06 may be, if expressly so stated to be, conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable and specified event or condition, in which case such notice of termination may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date of prepayment) if such event or condition is not satisfied; provided further that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.05.

terms) acceptable to the Administrative Agent and (iii) be otherwise permitted under the provisions of Section 7.03(c) (“Intercompany Debt”);

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(f) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in a transaction permitted hereunder in an aggregate principal amount not to exceed $5,000,000 at any time outstanding for all such Subsidiaries; provided that such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower and was not incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower;

(g) obligations (contingent or otherwise) existing or arising under (1) any Permitted Bond Hedge Transaction, (2) any Permitted Warrant Transaction, or (3) any other Swap Contract, provided that in the case of such other Swap Contracts under clause (3) only (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

(h) Guarantees (i) by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party to the extent such guarantees constitute Investments and subject to the limitations of Section 7.03(c), Section 7.03(r) or Section 7.03(x), (ii) by any Subsidiary that is not a Loan Party of Indebtedness of any other Subsidiary that is not a Loan Party, and (iii) by any Subsidiary of the Borrower of Indebtedness of the Borrower or any other Loan Party;

(i) Indebtedness owed to insurance carriers at any time incurred in connection with financing insurance premiums in the ordinary course of business;

(j) indemnification, purchase price adjustment or similar obligations incurred in connection with Permitted Acquisitions, other Investments permitted by Section 7.03 or Dispositions permitted under Section 7.05;

(k) Indebtedness consisting of any earnout, seller note or similar instrument in connection with any Permitted Acquisition; provided that at the time of incurrence thereof, (a) no Default shall have occurred and be continuing or would result from the incurrence thereof and (b) such earnouts, seller notes or similar instruments executed in connection with any Permitted Acquisition are Subordinated Indebtedness;

(l) Indebtedness of any Subsidiaries that are not Loan Parties in an aggregate principal amount (on a cumulative basis for all such Subsidiaries) not to exceed $5,000,000 at any time outstanding; provided that, both before and immediately after giving effect to the incurrence of any such Indebtedness, (A) no Default shall have occurred and be continuing and (B) the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11;

(m) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds or from the endorsement of instruments for deposit, in each case, in the ordinary course of business;

(o) Indebtedness in respect of any netting services, overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds in the ordinary course of business;

(p) [reserved];

(q) to the extent constituting Indebtedness, obligations under Cash Management Agreements entered into in the ordinary course of business;

(r) Indebtedness in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business and not supporting obligations in respect of Indebtedness, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(s) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

(t) unsecured intercompany Indebtedness of the Borrower owing to (i) Ligand UK Limited, under that certain Intra-Group Loan Agreement, dated as of July 22, 2021 in an aggregate outstanding principal amount not to exceed $26,681,395.00 plus any interest payable in kind that has been capitalized to the outstanding principal thereof and (ii) Vernalis Limited, under that certain Intra-Group Loan Agreement, dated on or about December 7, 2018 in an aggregate outstanding principal amount not to exceed $22,000,000.00 plus any interest payable in kind that has been capitalized to the outstanding principal thereof (collectively, the “Specified Intra-Group Loan Agreements”); provided that, in each case, (i) subject to Section 6.19(a), such Indebtedness is subject to a subordination agreement (or other subordination provisions) in form and substance reasonably acceptable to the Administrative Agent, (ii) such Indebtedness remains unsecured, (iii) all interest accruing on such Indebtedness shall be payable in kind and (iv) all accrued interest and principal, in each case, to be paid in cash with respect to such Indebtedness shall be due and payable no earlier than 91 days after the Facility Termination Date;

(u) unsecured Convertible Notes issued after the Closing Date in an unlimited aggregate amount and any Permitted Convertible Note Refinancings thereof; provided that (1) such Convertible Notes (i) do not have a maturity date prior to ninety-one (91) days after the Revolving Credit Termination Date or require any payment of principal in respect thereof~~, (~~ (other than any prepayment or payment on (and as required by) such Permitted Convertible Indebtedness as a result of (x) the satisfaction of a customary conversion contingency, (y) the exercise by a holder of such Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a customary conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change”), (ii) do not require or permit any cash payment of interest in respect thereof at a rate in excess of the then prevailing market rate payable by a similarly situated corporate issuer issuing similar convertible indebtedness, (iii) are not supported by guaranties that are more favorable than the guaranties supporting the Obligations, (iv) do not require representations, warranties, covenants or events of of the exercise price thereof or (ii) the withholding of a portion of Equity Interests issued to employees and other participants under an equity compensation program of the Borrower or its Subsidiaries, in each case to cover tax obligations of such persons in respect of such issuance;

(j) the Borrower may pay, as and when due and payable, interest payments required with respect to the Convertible Notes and any Permitted Convertible Note Refinancings;

(k) the Borrower may (i) to the extent constituting a Restricted Payment, effect the conversion of any Convertible Notes and Permitted Convertible Notes Refinancings into Equity Interests of the Borrower, (ii) settle conversions of Convertible Notes in accordance with the applicable Convertible Indebtedness Documents or settle conversions of Permitted Convertible Notes Refinancings in accordance with the documents evidencing the Permitted Convertible Notes Refinancings and (iii) repurchase fractional shares of any Equity Interests arising out of the conversion of the Convertible Notes and Permitted Convertible Notes Refinancings into any such Equity Interests;

(l) the Borrower may (i) repurchase or repay any Convertible Notes and Permitted Convertible Notes Refinancings (x) at the maturity thereof or otherwise, that the Borrower is are required to repurchase or repay in accordance with the applicable Convertible Indebtedness Documents or the documents evidencing the Permitted Convertible Notes Refinancings (including, for the avoidance of doubt, any prepayment or payment on (and as required by) such Permitted Convertible Indebtedness as a result of (1) the satisfaction of a customary conversion contingency, or (2) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change”); and (y) in connection with a Permitted Convertible Note Refinancing, as the case may be, and (ii) make Restricted Payments in respect of any Swap Contracts entered into in connection with any Convertible Notes issued after the Closing Date under Section 7.02(u) and any Permitted Convertible Notes Refinancing thereof;

(m) the Loan Parties may make additional Restricted Payments in cash or Cash Equivalents so long as (i) at the time of making such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Restricted Payment (together with any related issuance or incurrence of Indebtedness (without netting of any cash proceeds thereof) and the consummation of any other related transaction), the Consolidated Senior Secured Net Leverage Ratio shall be no greater than 1.50:1.00 as of the end of the most recently ended Measurement Period, and (iii) after giving effect to the making of such Restricted Payments (together with any related issuance or incurrence of Indebtedness (without netting of any cash proceeds thereof) and the consummation of any other related transaction), the Loan Parties are in Pro Forma Compliance with the financial covenants in Section 7.11 determined on a Pro Forma Basis as of the end of the most recently ended Measurement Period~~.~~;

(n) the Borrower may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction so long as at the time of making such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(o) the Borrower may make any Restricted Payments and/or payments or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including making payments and/or deliveries due upon exercise and settlement or termination thereof) so long as at the time of making such Restricted Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related, complementary or incidental thereto or a reasonable extension, development or expansion thereof.

7.08 Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transfers of cash and assets to any Loan Party, (c) intercompany transactions expressly permitted by this Agreement or any other Loan Document, (d) normal and reasonable compensation and reimbursement of expenses of officers and directors, and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on fair and reasonable terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arm’s length transaction with a Person other than an officer, director or Affiliate, (f) transactions solely between or among Loan Parties, (g) transactions solely between or among Subsidiaries that are not Loan Parties, (h) in the ordinary course of business, (1) employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Borrower or any of its Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, consultants or independent contractors or those of the Borrower, (2) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, consultants or independent contractors and (3) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any health, disability or similar insurance plan which covers current or former officers, directors, members of management, managers, employees, consultants or independent contractors or any employment contract or arrangement, (i) the payment of customary and reasonable fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees, members of management, managers, consultants and independent contractors of the Borrower and any of its Subsidiaries in the ordinary course of business, (j) any issuance of securities or rights pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans to any officer, director, employee or consultant approved by the board of directors of the Borrower, and (k) transactions involving payments not to exceed $3,000,000 in the aggregate for all such transactions in any fiscal year.

7.09 Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for this Agreement and the other Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) to act as a Loan Party; (ii) make Restricted Payments to any Loan Party, (iii) pay any Indebtedness or other obligation owed to any Loan Party, (iv) make loans or advances to any Loan Party, or (v) create any Lien upon any of their properties or assets, whether now owned or hereafter acquired, except, for any document or instrument governing Indebtedness incurred pursuant to Section 7.02(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith; or (b) other than Permitted Liens, requires the grant of any Lien on property for any obligation if a Lien on such property is given as security for the Secured Obligations; provided, further, the foregoing shall not apply to (1) restrictions and limitations imposed by Applicable Law, (2) customary

Facility and (ii) there shall be at least two (2) full fiscal quarters between Adjusted Covenant Periods.

7.12 Amendments of Organization Documents; Fiscal Year; Legal Name, State of Formation; Form of Entity and Accounting Changes.

(a) Amend any of its Organization Documents in a manner materially adverse to the Administrative Agent and the Lenders;

(b) change its fiscal year;

(c) without providing ten (10) days prior written notice to the Administrative Agent (or such extended period of time as agreed to by the Administrative Agent), change its name, state of formation, form of organization or principal place of business; or

(d) make any material change in accounting policies or reporting practices, except as required by GAAP.

7.13 Sale and Leaseback Transactions.

Enter into any Sale and Leaseback Transaction.

7.14 Prepayments, Etc. of Indebtedness.

Prepay, redeem, purchase, defease or otherwise satisfy or obligate itself to do so prior to the scheduled maturity thereof in any manner (including by the exercise of any right of setoff) with respect to any Indebtedness for borrowed money, or make any payment in violation of any subordination, standstill or collateral sharing terms of or governing any Subordinated Indebtedness (collectively, “Restricted Debt Payments”), except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) (i) any prepayment or payment on (and as required by) any Permitted Convertible Indebtedness as a result of (x) the satisfaction of a customary conversion contingency, (y) the exercise by a holder of such Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a customary conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change”; or (ii) in connection with Permitted Convertible Note Refinancings, (c) required repayments or redemptions of Indebtedness set forth in Schedule 7.02 so long as the conditions set forth in the proviso of Section 7.02(b) are satisfied with respect to such repayment or redemption and (d) additional Restricted Debt Payments in an aggregate amount not to exceed $3,000,000 for all such Restricted Debt Payments so long as (i) at the time of making such Restricted Debt Payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) on a Pro Forma Basis, immediately after giving effect to the making of such Restricted Debt Payment (together with any related issuance or incurrence of Indebtedness (without netting of any cash proceeds thereof) and the consummation of any other related transaction), the Consolidated Senior Secured Net Leverage Ratio shall be no greater than 1.50:1.00 as of the end of the most recently ended Measurement Period, and (iii) after giving effect to the making of such Restricted Debt Payments (together with any related issuance or incurrence of Indebtedness (without netting of any cash proceeds thereof) and the consummation of any other related transaction), the Loan Parties are in Pro Forma Compliance with the financial covenants in Section 7.11 determined on a Pro Forma Basis as of the end of the most recently ended Measurement Period.

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10(a), 6.11, 6.13, 6.18, 6.19, Article VII or Article X; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earliest to occur of (i) the date upon which a Responsible Officer of any Loan Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall (x) with respect to representations and warranties that contain a materiality qualification, be incorrect or misleading in any respect when made or deemed made and (y) with respect to representations and warranties that do not contain a materiality qualification, be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount after the expiration of any applicable cure periods, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; ~~or~~provided that clause (B) above shall not apply to any Permitted Convertible Indebtedness to the extent such default, event or condition consists of or occurs as a result of (x) the satisfaction of a customary conversion contingency, (y) the exercise by a holder of Permitted Convertible Indebtedness of a conversion right resulting from the satisfaction of a customary conversion contingency or (z) a required repurchase under such Permitted Convertible Indebtedness upon a customary “fundamental change”; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any